EXHIBIT 99.1

                                      FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                          Vicon Industries: Joan Wolf: 631-952-2288
                                                                          BlissPR: John Bliss: 212-840-1661

VICON REPORTS THIRD QUARTER RESULTS

HAUPPAUGE, NY, August 06, 2009 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of physical security information management systems, today reported operating results for the third fiscal quarter ended June 30, 2009.   The announcement was made by Chairman and CEO Ken Darby, who said overall the Company performed well notwithstanding a difficult business environment and unfavorable foreign currency movements which served to depress revenue.

Net sales for the third fiscal quarter were $14.8 million, a decrease of 8%, compared with $16.0 million in the third quarter of the prior fiscal year.  If foreign currency denominated sales were converted at the same exchange rate as the prior year period, sales for the current quarter would have been $15.5 million.  Net income totaled $473,000 ($.10 per diluted share), compared with net income of $528,000 ($.11 per diluted share) in the prior year quarter.

For the nine months, net sales were $45.2 million, a decrease of 4%, compared with $47.0 million in the first nine months of the prior fiscal year.  If foreign currency denominated sales were converted at the same exchange as the prior year period, sales for the current nine months would have been $47.6 million.  Net income totaled $1,371,000  ($.29 per diluted share) compared with net income of $1,079,000 ($.22 per diluted share) in the prior year nine month period.

Commenting on the third quarter results, Mr. Darby said U.S. sales were $7.8 million, down slightly from $8.0 million in the year ago quarter, while foreign sales totaled $7.0 million, compared with $8.0 million for the similar year ago period.  “Over $700,000 of the foreign revenue decline was attributable to the negative translation effect on sales denominated in foreign currencies (principally British pounds and Euros) as a result of the recent strength of the U.S. dollar.  Overall, Company revenues remained steady from the previous quarter, which was satisfying in the face of a tough business climate”, said Mr. Darby.

“Foreign currency movements likewise affected gross margins and operating costs for the quarter and the year to date period”, he continued.  “The strong dollar cut into foreign sales gross margins as most products are dollar cost based.  Gross margins for the current quarter were 44.1% versus 45.4% for the same year ago period, while year to date margins were 44.8% compared with 44.7%.  Maintaining margins has been challenging considering the competitive environment and the adverse currency shift.  Operating costs, however, declined significantly ($700,000 in the quarter and $1.3 million year to date) due principally to the strong dollar effect on foreign operating costs denominated in local currencies”, commented Mr. Darby.

Mr. Darby went on to say, “Vicon generated $5.5 million in cash from operations for the year to date period, of which $943,000 was used to repurchase 185,315 shares of the Company’s stock in open market transactions.  At June 30, 2009, net tangible assets totaled $35.0 million equal to $7.63 per outstanding share, $3.17 of which was represented by cash.”

In the first fiscal quarter of 2010, Vicon will begin shipments of a new series of Kollector ® network and video recorders and servers.  “These new products add high-level hardware performance to complement the ViconNet® physical security information management application.  Among other things, the new machines will support the most efficient video compression technologies and customer selected event management systems”, said Mr. Darby.

There has been no change in the status of the patent litigation from that previously reported.  “We continue to wait for a decision by the U.S. Patent Office Board of Appeals and Interferences”, said Mr. Darby.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of physical security information management systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations
Vicon Industries, Inc.
Condensed Statements of Operations
 (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008

Net sales	$14,754,000	$16,027,000	$45,161,000	$47,006,000
Gross profit	6,513,000	7,268,000	20,217,000	20,992,000
Selling, general and
administrative expense	4,652,000	5,171,000	14,021,000	15,139,000
Engineering and development
expense	1,135,000	1,314,000	4,035,000	4,228,000
Operating income	726,000	783,000	2,161,000	1,625,000
Income before income taxes	753,000	826,000	2,181,000	1,774,000
Income tax expense	280,000	298,000	810,000	695,000

Net income	$473,000	$528,000	$1,371,000	$1,079,000

Earnings per share:

Basic	$.10	$.11	$.30	$.23
Diluted	$.10	$.11	$.29	$.22

Shares used in computing
earnings per share:

Basic	4,592,000	4,766,000	4,630,000	4,793,000
Diluted	4,706,000	4,873,000	4,733,000	4,979,000